UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2025

SPRINGWORKS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39044	83-4066827
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

100 Washington Blvd

Stamford, Connecticut 06902

(Address of principal executive offices, including Zip Code)

(203) 883-9490

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SWTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 27, 2025, SpringWorks Therapeutics, Inc., a Delaware corporation (the “Company” or “SpringWorks”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merck KGaA, Darmstadt, Germany, a German corporation with general partners (“Parent”), and EMD Holdings Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Merger Agreement was approved by the board of directors of the Company (the “Board”).

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) (other than (i) shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent, the Company or any wholly owned subsidiary of the Company, in each case not held on behalf of third parties, immediately prior to the Effective Time and (ii) shares that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with Section 262 of the Delaware General Corporation Law) will be cancelled and converted automatically into the right to receive an amount in cash equal to $47.00, without interest (the “Per Share Merger Consideration”), subject to applicable withholding taxes.

Treatment of Equity Awards

At the Effective Time, each outstanding stock option of the Company (“Company Option”) that is vested as of immediately prior to the Effective Time will automatically be cancelled and will entitle the holder thereof to receive an amount in cash, less applicable tax withholding, equal to the product of (rounded down to the nearest whole cent) (i) the total number of shares subject to such vested Company Option award immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of the shares subject to such vested Company Option immediately prior to the Effective Time in accordance with the terms of the Merger Agreement. Any vested Company Option with an exercise price per share greater than or equal to the Per Share Merger Consideration will be cancelled at the Effective Time for no consideration or payment.

At the Effective Time, each Company Option award (or portion thereof) that is unvested as of immediately prior to the Effective Time will automatically cease to represent an option to purchase shares and will be converted into a fixed cash-based award in respect of an amount in cash, less applicable tax withholding, equal to the product (rounded down to the nearest whole cent) of (i) the total number of shares subject to such unvested Company Option award immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of the shares subject to such Company Option immediately prior to the Effective Time, subject to and in accordance with the vesting terms applicable to the corresponding Company Option immediately prior to the Effective Time to which such payment relates; provided, that on the nine-month anniversary of the closing of the transaction, 50% of each then-unvested tranche of such cash-based awards will vest (subject to the applicable holder’s continued employment through such date). Any unvested Company Option with an exercise price per share greater than or equal to the Per Share Merger Consideration will be cancelled at the Effective Time for no consideration or payment.

At the Effective Time, each outstanding restricted stock unit award of the Company (“Company RSU”) whether vested or unvested, will automatically cease to represent a restricted stock unit award denominated in shares and will be converted into a fixed cash-based award in respect of an amount in cash, less applicable tax withholding, equal to the product (rounded down to the nearest whole cent) of (i) the total number of shares subject to such Company RSU award immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration, subject to and in accordance with the vesting terms applicable to the corresponding Company RSU immediately prior to the Effective Time to which such payment relates; provided, that on the nine-month anniversary of the closing of the transaction, 50% of each then-unvested tranche of such cash-based awards will vest (subject to the applicable holder’s continued employment through such date).

At the Effective Time, each outstanding performance restricted share unit award (“Company PSU”), whether vested or unvested, will automatically cease to represent a performance share unit award denominated in shares and only entitle the holder thereof to receive an amount in cash, less applicable tax withholding, equal to the product (rounded down to the nearest whole cent) of (i) the total number of shares subject to such Company PSU award immediately prior to the Effective Time with performance levels determined as set forth in the applicable Company PSU award agreement multiplied by (ii) the Per Share Merger Consideration.

Conditions to the Merger

The completion of the Merger is subject to the satisfaction or waiver of certain customary closing conditions, including (i) the approval of the Merger Agreement by the affirmative vote of holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of the Merger Agreement at a meeting of Company stockholders duly called and held for such purpose, (ii) the expiration or termination of any applicable waiting periods, and the receipt of approvals, under U.S. and certain foreign antitrust and competition laws, (iii) the absence of any governmental order or law that makes consummation of the Merger illegal or otherwise prohibited, (iv) the accuracy of the other party’s representations and warranties, subject to certain customary materiality or de minimis standards set forth in the Merger Agreement, (v) compliance in all material respects with the other party’s obligations under the Merger Agreement, and (vi) no Material Adverse Effect (as defined in the Merger Agreement) having occurred since the date of the Merger Agreement.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations and warranties of the Company relating to its business, financial statements and public filings, in each case generally subject to customary materiality qualifiers. The Merger Agreement also contains certain representations and warranties of Parent and Merger Sub customary in the context of an all-cash acquisition. Additionally, the Merger Agreement provides for customary pre-closing covenants, including covenants of the Company relating to conducting its business in the ordinary course and refraining from taking certain actions without Parent’s consent.

The Merger Agreement contains customary non-solicitation covenants that prohibit the Company from soliciting competing proposals or entering into discussions concerning, or providing information and data in connection with, certain proposals for an alternative transaction. These non-solicitation covenants allow the Company, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, to provide information and data to, and engage in discussions and negotiations with, third parties in response to an unsolicited acquisition proposal. The Board also may change its recommendation to the holders of Company Common Stock to adopt the Merger Agreement in response to (i) a Superior Proposal (as defined in the Merger Agreement) if the Board determines in good faith, after consultation with outside legal counsel and its financial advisors, that such acquisition proposal constitutes a Superior Proposal and the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Board under applicable law or (ii) an Intervening Event (as defined in the Merger Agreement) if the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to violate the fiduciary duties of the Board under applicable law.

Termination

The Merger Agreement contains termination rights, including, among others, (i) if the consummation of the Merger does not occur on or before October 27, 2025, subject to extension by either party to January 27, 2026 in certain circumstances for the sole purpose of obtaining regulatory clearances and (ii) subject to certain conditions, if the Company wishes to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal (as defined in the Merger Agreement). In connection with the termination of the Merger Agreement under specified circumstances, including the termination by Parent in the event of a change of recommendation by the Board to enter into an Alternative Acquisition Agreement (as defined in the Merger Agreement) providing for a Superior Proposal, the Company would be required to pay Parent a termination fee of $145,600,000.

The foregoing description of the Merger Agreement and the transactions contemplated thereby in this Current Report on Form 8-K is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated by reference herein.

The Merger Agreement and the foregoing descriptions have been included to provide investors and stockholders with information regarding the terms of this agreement. They are not intended to provide any other factual information about the Company or other parties thereto. The representations, warranties and covenants contained in the Merger Agreement were or will be made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreements and may be subject to qualifications and limitations agreed upon by such parties. In reviewing the representations, warranties and covenants contained in the Merger Agreement and discussed in the foregoing descriptions, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Item 7.01	Regulation FD.

On April 28, 2025, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Additional Information and Where to Find It

In connection with the proposed transaction between SpringWorks and Merck KGaA, Darmstadt, Germany, SpringWorks will file with the SEC a proxy statement on Schedule 14A relating to a special meeting of its stockholders. Additionally, SpringWorks may file other relevant materials with the SEC in connection with the proposed transaction. Investors and securityholders of SpringWorks are urged to read the proxy statement and any other relevant materials filed or that will be filed with the SEC, as well as any amendments or supplements to these materials and documents incorporated by reference therein, carefully and in their entirety when they become available because they contain or will contain important information about the proposed transaction and related matters. The definitive version of the proxy statement will be mailed or otherwise made available to SpringWorks’ securityholders. Investors and securityholders will be able to obtain a copy of the proxy statement (when it is available) as well as other filings containing information about the proposed transaction that are filed by SpringWorks with the SEC, free of charge on EDGAR at www.sec.gov, on the investor relations page of SpringWorks’ website at ir.springworkstx.com, or by contacting SpringWorks’ investor relations department at investors@springworkstx.com.

Participants in the Solicitation

SpringWorks and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of SpringWorks in respect of the proposed transaction and any other matters to be voted on at the special meeting. Information about SpringWorks’ directors and executive officers, including a description of their direct interests, by security holdings or otherwise, will be included in the proxy statement (when available). SpringWorks' stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of SpringWorks' directors and executive officers in the proposed transaction, which may be different than those of SpringWorks' stockholders generally, by reading the proxy statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

Forward-Looking Statements of SpringWorks Therapeutics

Any statements in this Form 8-K about SpringWorks’ future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties and actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements about Merck KGaA, Darmstadt, Germany’s proposed acquisition of SpringWorks, the ability of Merck KGaA, Darmstadt, Germany and SpringWorks to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the merger contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the proposed transaction, Merck KGaA, Darmstadt, Germany’s and SpringWorks’ beliefs and expectations and statements about the benefits sought to be achieved in Merck KGaA, Darmstadt, Germany’s proposed acquisition of SpringWorks, the potential effects of the acquisition on SpringWorks, the possibility of any termination of the merger agreement, as well as the expected benefits and success of SpringWorks’ product candidates, and other statements containing the words “anticipates,” “believes,” “continue,” “expects,” “intends,” “look forward,” “plans,” “toward,” “will” and similar expressions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond SpringWorks’ control. These forward-looking statements are based upon SpringWorks’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Such risks and uncertainties include, without limitation, (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (ii) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction, including the receipt of required regulatory approvals and the requisite approval of SpringWorks’ stockholders; (iii) the effects of disruption from the proposed transaction contemplated by the merger agreement and the impact of the announcement and pendency of the proposed transaction on SpringWorks’ business; (iv) the effects of the proposed transaction on relationships with employees, other business partners or governmental entities; (v) the response of competitors to the proposed transaction; (vi) risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; (vii) the ability of the parties to consummate the proposed transaction in a timely manner or at all; (viii) significant costs associated with the proposed transaction; (ix) potential litigation relating to the proposed transaction; (x) restrictions during the pendency of the proposed transaction that may impact SpringWorks’ ability to pursue certain business opportunities; (xi) risks related to the advancement of product candidates into, and successful completion of, preclinical studies and clinical trials; (xii) risks and uncertainties related to regulatory application, review and approval processes and SpringWorks’ compliance with applicable legal and regulatory requirements; (xiii) general industry conditions and competition; and (xiv) general economic factors. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement to be filed with the SEC in connection with the proposed transaction. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in SpringWorks’ most recent annual and quarterly reports filed with the SEC and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time and available at www.sec.gov. All forward-looking statements contained in this communication speak only as of the date hereof, and SpringWorks specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

2.1*	Agreement and Plan of Merger, dated as of April 27, 2025, by and among SpringWorks Therapeutics, Inc., Merck KGaA, Darmstadt, Germany, and EMD Holdings Merger Sub, Inc.

99.1**	Press Release, dated April 28, 2025.

104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

*	All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

**	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SpringWorks Therapeutics, Inc.

By:	/s/ Francis I. Perier, Jr.
Name: Francis I. Perier, Jr.
Title: Chief Financial Officer

Dated: April 28, 2025